Exhibit 99

Company Contacts:	Dr. Steven Tsengas, CEO
or
John G. Murchie, VP/Treasurer
(440) 354-6500

For Immediate Release

OurPet’s Releases First Quarter Results
• Sales Increase 36%
• Profit Margin Increases
• Return to Profitable Operations
• Patrick K. Stewart appointed to the Board of Directors

Fairport Harbor, OH – May 5, 2003: OurPet’s Company (OPCO OTCBB) today reported financial results for its first quarter ended March 31, 2003. Net sales for the first quarter were $1,276,000, an increase of 36% compared to $936,000 for the prior year first quarter. Gross profit as a percent of net sales increased to 26% as compared to 21% in the prior year. Net income for the quarter was $10,000 compared to a net loss for the prior year quarter of $118,000 for an improvement of $128,000.

The following table summarized financial highlights for the First Quarter:

	2003	2002	change %
Net Sales	$1,276,283	$935,867	+36%
Gross Profit	328,448	195,050	+68%
Income (Loss) From Operations	36,335	(91,574)	N/M
Net Income (Loss)	10,139	(117,994)	N/M
Earnings Per Share*	0.00	(0.01)	N/M

*	Basic and diluted net income (loss) per common share after dividend requirements for preferred stock.

Dr. Steven Tsengas, President and CEO of OurPet’s stated “In spite of adverse weather, general economic and consumer spending conditions, we were able to increase sales through expanding our product and customer base as well as through increased promotional efforts. Our customers have enthusiastically accepted our new products such as OurCat’s Choice Premium Cat Litter, Gourmet Gravy, Gourmet Spray and Butterfly Ball. We plan to continue such marketing efforts in the future.”

Dr. Tsengas added “During the quarter, OurPet’s achieved increases in profit margins by limiting the increase in cost of goods sold and selling, general and administrative expenses. Based upon the results for the first quarter, OurPet’s expects to meet its previously announced guidance projection for FY 2003 of $7,200,000 in gross revenues and $388,000 in pretax income.”

Mr. Patrick K. Stewart has agreed to serve on the OurPet’s Board of Directors. Mr. Stewart is currently the principal of the Steward Group, a strategic planning and merger/acquisition consulting company. Prior to that he held senior management and marketing positions with various consumer products companies, including Senior Vice President of Marketing of the Consumer Products Division of A.H. Robins, President of the Lambert Kay Division of Carter Wallace, Inc. and President Direct Marketing Group of ConAgra Foods, Inc. (including Sergeant’s). “We are pleased to have Mr. Stewart on our Board and are confident that he will make valuable contributions to the future success of OurPet’s,” commented Dr. Tsengas.

OurPet’s designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The American Pet Products Manufacturers’ Association (APPMA) * survey estimates the U.S. market for pet products at $32 billion, with a long-term annual growth rate of 8-15 percent. The APPMA estimates an American pet population of 68 million dogs, 73 million cats and 19 million birds.

* APPMA, 2000/2002 National Pet Owners Survey

- Financial Tables Follow -

Income Statement

Balance Sheet

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to manage its operating expenses and realize operating efficiencies, (2) the company’s ability to maintain and grow its sales with existing and new customers, (3) the company’s ability to retain existing members of its senior management team and to attract additional management employees, (4) the company’s ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the company’s products, (6) competition from existing or new participants in the pet products industry, (7) the company’s ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the company’s patents or trademarks on existing or new products, or (9) the company’s ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(unaudited)	(audited)
ASSETS
Cash and equivalents	$30,431	$36,434
Receivables, net	759,001	660,214
Inventories	1,629,962	1,702,847
Prepaid expenses	95,489	30,006

Total current assets	2,514,883	2,429,501
Property and equipment, net	778,325	806,054
Other	138,276	136,124

Total assets	$3,431,484	$3,371,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings and current maturities of long-term debt	$1,402,238	$1,410,399
Accounts payable	671,874	607,459
Accrued expenses	158,095	139,438

Total current liabilities	2,232,207	2,157,296
Long-term debt	128,749	153,994
Stockholders' equity	1,070,528	1,060,389

Total liabilities and stockholders' equity	$3,431,484	$3,371,679

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(unaudited)

	For the Three Months Ended March 31,
	2003	2002
INCOME STATEMENT
Net sales	$1,276,283	$935,867
Less: Costs and expenses
Cost of goods sold	947,835	740,817
Selling, general and administrative expenses	292,113	286,624
Interest and other income	(3)	(1,304)
Interest expense	26,199	27,724

Net income (loss)	$10,139	$(117,994)

Basic Income (Loss) Per Common Share After Preferred Dividends	$—	$(0.01)

CASH FLOWS
OPERATING ACTIVITIES
Net income (loss)	$10,139	$(117,994)
Depreciation and amortization	59,512	54,974
Changes in working capital	(13,187)	114,448

Net cash provided by operating activities	56,464	51,428
INVESTING ACTIVITIES
Capital expenditures	(29,061)	(19,766)

Net cash used in investing activities	(29,061)	(19,766)
FINANCING ACTIVITIES
Net line of credit borrowings	—	(30,000)
Principal payments on debt	(33,406)	(10,724)

Net cash used in financing activities	(33,406)	(40,724)

NET DECREASE IN CASH	(6,003)	(9,062)
Beginning cash	36,434	73,212

ENDING CASH	$30,431	$64,150